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EXHIBIT 99.1

INVERNESS MEDICAL INNOVATIONS, INC. CLOSES $20M PRIVATE PLACEMENT OF CONVERTIBLE PREFERRED STOCK

PROCEEDS TO RETIRE SUBORDINATED BRIDGE NOTES ISSUED IN UNIPATH ACQUISITION

WALTHAM, MA - MARCH 6, 2002 - Inverness Medical Innovations, Inc. (AMEX: IMA), a leading provider of women's health and nutritional products and developer of advanced medical device technologies, announced that it has today received additional funding of $20.75 million through a private placement of Series A Convertible Preferred Stock. The proceeds of this transaction are being used to retire the $20 million of 12% subordinated bridge notes issued in connection with the acquisition of Unipath Limited in December of last year.

The preferred stock, each share of which is convertible into two shares of common stock, was sold at a price of $39.01 per share. The price of the preferred stock was based on a 5% discount from the average closing price of Inverness' common stock, measured over the three trading days preceding the sale.

FOR MORE INFORMATION ABOUT INVERNESS MEDICAL INNOVATIONS, PLEASE VISIT OUR WEBSITE AT WWW.INVERNESSMEDICAL.COM.

Inverness Medical Innovations manufactures and sells products for the women's health market, and is engaged in the business of developing, acquiring, manufacturing, and marketing advanced medical device technologies. The Company is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of consumer oriented applications including immuno-diagnostics with a focus on women's health and cardiology. The Company's women's health and nutritional products are distributed to consumers through established retail distribution networks such as Wal-Mart, Walgreens and CVS. Inverness is led by the team that took the former Inverness Medical Technology, recently acquired by Johnson & Johnson, to a leadership position in the field of blood glucose monitoring and diabetes self-management, and is headquartered in Waltham, Massachusetts.